EXHIBIT 11.1
                            THE WARNACO GROUP, INC.
                    Calculation of Income per Common Share
                       (in thousands except share data)

                                                                                         For the quarter ended
                                                                                      ---------------------------
                                                                                      April 9, 1994  April 3, 1993
                                                                                      ------------- -------------

Income from continuing operations applicable to common shareholders(1)............    $      8,961   $     10,752
Cumulative effect of change in the method of accounting for
  postretirement benefits.........................................................                        (10,500)
                                                                                       -----------    -----------
Net income........................................................................    $      8,961  $         252
                                                                                       ===========    ===========

Weighted average number of shares actually outstanding during the period(3).......      36,541,894     36,075,000
Add: common equivalent shares(2)(3)...............................................       3,610,060      3,688,458
                                                                                       -----------    -----------
Weighted average number of shares used in calculation of primary income
  per share.......................................................................      40,151,954     39,763,458
                                                                                       ===========    ===========

Income per common share:(3)

Income from continuing operations applicable to common shareholders...............    $       0.22   $       0.27
Cumulative effect of change in the method of accounting for
    postretirement benefits.......................................................              --          (0.26)
                                                                                       -----------    -----------
Net income per common share.......................................................    $       0.22   $       0.01
                                                                                       ===========    ===========
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(1) Includes loss on California earthquake of $3.0 million ($0.07 per share)
    in the first quarter of 1994.

(2) Represents additional shares under the Employee Stock Plan and Company
    Option Plan for which portions of the exercise price are below average price during the quarter.

(3) All share and per share amounts have been adjusted for the two-for-one stock split for shareholders of record on September 8, 1994 and effective
    October 3, 1994.